Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Calamos Asset Management, Inc.:
We consent to the inclusion on Form 10-K of Calamos Asset Management, Inc. of our report dated March 13, 2009, with respect to the consolidated statements of operations, changes in stockholders’ equity, and cash flows of Calamos Asset Management, Inc. for the year ended December 31, 2008.
/s/ KPMG LLP
Chicago, Illinois
March 4, 2011